As filed with the Securities and Exchange Commission on February 28, 2014

Registration Nos. 333-188549

333-172792

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to Form S-1

on

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	74-2846643 (I.R.S. Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759

(512) 349-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard K. Coleman, Jr.

President and Chief Executive Officer

11000 North Mo-Pac Expressway

Austin, TX 78759

(512) 349-0300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to: J. Matthew Lyons Michael R. Sullivan Andrews Kurth LLP 111 Congress Avenue Suite 1700 Austin, TX 78701 (512) 320-9284

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this Post-effective Amendment No. 2 (this “Post-effective Amendment”) to the Registration Statement on Form S-1 of the Registrant declared effective on September 19, 2013 (Registration No. 333-188549) is a combined prospectus including securities remaining unsold under Registration Statement on Form S-1 of the Registrant declared effective on August 30, 2011 (Registration No. 333-172792).

Pursuant to Rule 429(b), upon effectiveness, this Post-effective Amendment will constitute Post-effective Amendment No. 2 to each of the Registration Statements referenced in the above paragraph.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On May 10, 2013, Crossroads Systems, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-188549) (as amended, the “2013 Registration Statement”). The 2013 Registration Statement was declared effective by the SEC on September 19, 2013 to register the resale by the selling securityholders identified in the prospectus included therein of up to an aggregate of 9,235,660 shares of the Company’s common stock, $0.001 par value per share, which represented (1) 639,621 shares of the Company’s issued and outstanding common stock, (2) 4,231,154 shares of common stock issuable upon conversion of the Company’s 5.0% Series F Convertible Preferred Stock, (3) 2,282,753 shares of common stock issuable upon the exercise of warrants held by selling securityholders of the registrant, (4) 1,454,545 shares of common stock issuable upon the exercise of warrants issued to an affiliate of Fortress Credit Co LLC and (5) up to 627,587 shares of common stock that may be issued as dividends on the convertible preferred stock. On March 11, 2011, the Company filed with the SEC a registration statement on Form S-1 (Reg. No. 333-172792) (as amended, the “2011 Registration Statement”), which was declared effective by the SEC on August 30, 2011 to register the resale of 4,175,549 shares of common stock and 1,020,970 warrants to purchase common stock with an exercise price of $3.20 per share, subject to anti-dilution adjustments.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed by the Company to convert the 2013 Registration Statement and the 2011 Registration Statement into a registration statement on Form S-3 and to update the 2013 Registration Statement and the 2011 Registration Statement pursuant to Section 10(a)(3) of the Securities Act to include the audited financial statements and the notes thereto for the fiscal year ended October 31, 2013. This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 also contains an updated prospectus relating to the offering and sale of the securities that were registered for resale on the 2013 Registration Statement and the 2011 Registration Statement and continue to be entitled to registration rights.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is also being filed to deregister (i) 3,177,453 outstanding shares of common stock registered on the 2011 Registration Statement, (ii) 22,874 warrants to purchase common stock that were exercised at various times prior to April 30, 2012 and are no longer outstanding and (iii) 38,286 shares that have been sold under the 2013 Registration Statement. Pursuant to the Registration Rights Agreement (the “2010 Registration Rights Agreement”), dated October 23, 2010, by and among the registrant and the selling securityholders named in the 2011 Registration Statement, the registrant is no longer obligated to keep registered the resale of the 3,177,453 shares of common stock. In accordance with the terms of the 2010 Registration Rights Agreement as well as with the Company’s undertaking under Regulation S-K Item 512(a)(3), we are filing this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 in part to remove from registration all 3,177,453 shares of common stock not sold by the selling shareholders, 22,874 exercised warrants to purchase common stock and 38,286 shares that have been sold under the 2013 Registration Statement. Accordingly, we hereby request that upon effectiveness of this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 such warrants and shares of common stock be removed from registration. For this reason, this registration statement only includes (1) 9,197,374 of the original 9,235,660 shares of the Company’s common stock registered on the 2013 Registration Statement, (2) 998,096 warrants to purchase common stock registered on the 2011 Registration Statement and (3) the 998,096 shares of common stock underlying such warrants.

All filing fees payable in connection with the registration of the shares of the common stock covered by this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 were paid by the registrant at the time of the filings of the 2011 Registration Statement and 2013 Registration Statement, as applicable.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PROSPECTUS

(Subject to Completion)

Issued February 28, 2014

CROSSROADS SYSTEMS, INC.

10,195,470 Shares of Common Stock

998,096 Warrants to Purchase Common Stock

We are registering 1,352,474 shares of our issued and outstanding common stock, 3,783,697 shares of our common stock issuable upon conversion of our 5.0% Series F Convertible Preferred Stock, 4,582,415 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock and up to 476,884 shares of common stock that may be issued as dividends on the convertible preferred stock. We are also registering 998,096 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling securityholders pursuant to this prospectus.

The initial conversion price of the convertible preferred stock is $2.0625 per share, subject to adjustments. Warrants to purchase 998,096 shares of our common stock have an exercise price of $3.20 per share, subject to anti-dilution adjustments, and may be exercised during the period ending October 22, 2015 (these warrants are referred to as the “2010 Warrants”). Warrants to purchase 2,129,774 shares of our common stock have an exercise price of $2.00 per share, subject to anti-dilution adjustments, and may be exercised during the period ending March 28, 2018. Warrants to purchase 1,454,545 shares of our common stock have an exercise price of $2.0625 per share, subject to anti-dilution adjustments, and may be exercised during the period during the period ending July 22, 2020. All of the warrants described in this paragraph are subject to earlier termination upon an acquisition of our company.

The selling securityholders may offer the shares of our common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at previously negotiated prices. Selling securityholders may offer 2010 Warrants at a price of $5.00 per warrant, until such time as the 2010 Warrants may be quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices We do not currently intend to apply to list the warrants on any public market. The selling securityholders may dispose of their securities from time to time through one or more of the means described in the section entitled “Plan of Distribution” beginning on page 20.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.” The last reported sale price of our common stock on February 27, 2014 was $2.30 per share. The warrants are not listed on any public market.

We will not receive any of the proceeds from the sale of the securities owned by the selling securityholders pursuant to this prospectus. We may receive proceeds in connection with the exercise of the warrants, the underlying shares of which may be sold by the selling securityholders under this prospectus. There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of the outstanding warrants are exercised for cash, assuming the current exercise prices, we would receive aggregate gross proceeds of approximately $10.5 million. See “Selling Securityholders” in this prospectus.

____________________

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is February 28, 2014.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	5
DESCRIPTION OF CAPITAL STOCK AND WARRANTS	6
SELLING SECURITYHOLDERS	15
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	22
INFORMATION INCORPORATED BY REFERENCE	22

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with any different information. Neither we nor the selling securityholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date.

You should also read this prospectus together with the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.” This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The selling securityholders are offering the common stock and warrants only in jurisdictions where such issuances are permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission’s website or at the Securities and Exchange Commission’s offices mentioned under the heading “Where You Can Find More Information.”

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements.” These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. All statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including statements related to statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance, are forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

Forward-looking statements may include statements about our:

•	ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	expected future financial performance;

•	expectations regarding our operating expenses;

•	ability to generate revenues from patent licensing and enforcement activity through our arrangement with Fortress;

•	future adjustments to the conversion price of our convertible preferred stock and to the exercise price of the warrants issued in our March 2013 private placement;

•	ability to anticipate market needs or develop new or enhanced products to meet those needs;

•	ability to expand into other sectors of the storage market, beyond protection storage;

•	expectations regarding market acceptance of our products;

•	ability to compete in our industry and innovation by our competitors;

•	ability to protect our confidential information and intellectual property rights;

•	ability to successfully identify and manage any potential acquisitions;

•	ability to manage expansion into international markets;

•	ability to remediate any material weakness in our internal controls identified by our independent registered public accounting firm;

•	ability to maintain or broaden our business relationships and develop new relationships with key suppliers, customers, distributors or otherwise;

•	ability to recruit and retain qualified sales, technical and other key personnel;

•	ability to obtain additional financing; and

•	ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur.

iii

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements contained or incorporated by reference in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

iv

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the following summary together with the more detailed information appearing in this prospectus and the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety, including our consolidated financial statements and related notes as well as the section entitled “Risk Factors” herein and in the documents incorporated by reference, before deciding whether to purchase our securities. Unless the context otherwise requires, we use the terms “Crossroads Systems,” the “company,” “we,” “us” and “our” in this prospectus to refer to Crossroads Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

Crossroads Systems, Inc. (“Crossroads” “the Company,” “we” or “us”) is a global provider of data protection solutions. A 17-year old company based in Austin, Texas, Crossroads develops products that address specific IT challenges, such as cost-effectively storing and protecting business-critical data. Crossroads’ commitment to innovation is evident through our 100+ patent awards and numerous industry recognitions for excellence in data storage and protection. Our products are sold worldwide to Fortune 2000 companies. Additionally, technology leaders such as IBM, Hewlett Packard (HP), Hitachi Data Systems (HDS) and Fujifilm are among our original equipment manufacturer (OEM) and strategic partners.

Our strategic focus is on long-term data preservation in markets experiencing high data growth. We currently ship the following products: StrongBox®, Read Verify Appliance®, SPHiNX™, and storage bridges and routers. All of our solutions solve data management problems involving storage, protection, and archiving. Our approach emphasizes long-term investment protection for our customers by reducing the complexities and ongoing costs associated with data protection and storage management. Moreover, our products are designed with a scalable architecture, which enables companies to purchase additional storage as needed and make it available instantly without operation-halting downtime. We sell these products through a network of OEM and strategic partners for our US and European operations.

Corporate Information

We were incorporated in Delaware in September 1996. Our corporate headquarters are located at 11000 North Mo-Pac Expressway, Austin, Texas 78759. Our telephone number is (512) 349-0300. Our website address is www.crossroads.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

“Crossroads,” “Crossroads Systems,” “FMA,” “NearEdge,” “ReadVerify,” “RVA,” “ShareLoader,” “StrongBox,” “TapeSentry,” XpanDisk,” and “XpanTape” and other trademarks of ours appearing in this prospectus in the documents incorporated by reference are the property of Crossroads Systems, Inc. This prospectus and the documents incorporated by reference into the registration statement of which this prospectus is a part contain additional trade names and trademarks of ours and of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

1

THE OFFERING

Securities offered by the selling securityholders

1,352,474 shares of our issued and outstanding common stock;

8,366,112 shares of our common stock issuable upon conversion of shares of 5.0% Series F Convertible Preferred Stock and the exercise of warrants;

Up to 476,884 shares of common stock that may be issuable as dividends on the 5.0% Series F Convertible Preferred Stock; and

998,096 warrants to purchase shares of our common stock and the exercise of the warrants by those who purchased the warrants from selling securityholders pursuant to this prospectus.

Common stock outstanding as of January 21, 2014	12,867,350 shares(1)

Conversion of the Convertible Preferred Stock	Each share of convertible preferred stock may be converted:

	•	at the option of the holder at any time; or

	•	at our option within one trading day after any such time that:

		o	the common stock trades for a price that exceeds three times the conversion price,

		o	there is an effective registration statement for the resale of all of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants or all of the shares issuable upon conversion or exercise may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and

		o	the average daily trading volume of the common stock exceeds 100,000 shares for 20 consecutive trading days.

Each share of convertible preferred stock is initially convertible into one share of common stock plus the number of shares of common stock determined by dividing the amount (if any) of accrued but unpaid dividends on the convertible preferred stock by the conversion price, which is initially $2.0625 per share. The conversion price of the convertible preferred stock, and therefore the number of shares of common stock into which each share of convertible preferred stock may be converted, is subject to adjustment, including an anti-dilution protection commonly known as a “full-ratchet” anti-dilution adjustment that is scheduled to expire on March 28, 2014. We have previously announced our intention to hold an annual stockholders’ meeting on March 14, 2014, and intend to submit to our stockholders a proposal to amend the terms of the convertible preferred stock such that the “full-ratchet” anti-dilution provision would expire on March 14, 2014. Holders of a majority of our outstanding convertible preferred stock have executed non-binding indications of their intent to support this stockholder proposal.

The following table illustrates the potential effect of the anti-dilution provisions in the event of subsequent issuances of common stock at 25%, 50%, 75% and 100% of the initial conversion price of $2.0625 per share. The following table assumes the conversion of all 3,783,697 outstanding shares of convertible preferred stock, excludes the effect of any dividends on the convertible preferred stock and assumes only one conversion price adjustment has been made.

2

Per-share Price of Additional Issuance as a Percentage of Initial Conversion Price	Number of Common Shares Issuable upon Conversion of the Convertible Preferred Stock	Percentage of our Post-Conversion Common Stock Owned by Existing Holders of Common Stock	Percentage of our Post-Conversion Common Stock Owned by Previous Holders of Preferred Stock
100%	3,783,697	77.3%	22.7%
75%	5,044,929	71.9%	28.1%
50%	7,567,394	63.0%	37.0%
25%	15,134,788	46.0%	54.0%

For more information, please read “Description of Capital Stock and Warrants—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock.”

Dividends

We do not presently intend to pay any cash dividends on our common stock. Any payment of future dividends on our common stock will be at the discretion of the board of directors.

Dividends on our convertible preferred stock accrue at an annual rate of 5% of the original issue price of the convertible preferred stock, subject to increase under certain circumstances, and are payable on a semi-annual basis. The dividends may be paid in cash or in shares of common stock, or some combination thereof, in our discretion. For more information, please read “Description of Capital Stock and Warrants—5.0% Series F Convertible Preferred Stock and Warrants Issued In Our March 2013 Private Placement—5.0% Series F Convertible Preferred Stock—Dividend Rights.”

The payment of the dividends for the periods (i) from the date of the issuance of the convertible preferred stock through the June 30, 2013 payment date and (ii) from July 1, 2013 through the December 31, 2013 payment date were made in shares of common stock.

Use of Proceeds

We will not receive any of the proceeds from the sale of the securities owned by the selling securityholders pursuant to this prospectus. To the extent convertible preferred stock is converted into common stock, we will receive no proceeds, although our obligations to pay any dividends or liquidation preference on such converted shares of preferred stock will cease upon conversion. We may receive proceeds in connection with the exercise of the warrants, the underlying shares of which may be sold by the selling securityholders under this prospectus. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.

Risk Factors

Prior to making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” herein and in the documents incorporated by reference herein.

Nasdaq Capital Market trading symbol of our common stock	CRDS

(1)	Excludes 12,062,430 shares of common stock issuable upon conversion of preferred stock and the exercise of options and warrants outstanding as of January 21, 2014.

3

RISK FACTORS

Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the specific risks set forth under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended October 31, 2013, filed with the Securities and Exchange Commission on January 23, 2014, which is incorporated by reference in this prospectus, before making an investment decision. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

4

USE OF PROCEEDS

We will not receive any proceeds from the sale of our securities by the selling securityholders pursuant to this prospectus.

To the extent convertible preferred stock is converted into common stock, we will receive no proceeds, although our obligations to pay any dividends or liquidation preference on the converted shares of convertible preferred stock will cease upon conversion. We will not receive any of the proceeds from the sale by the selling securityholders of the common stock offered by this prospectus.

We may receive proceeds from the issuance of shares of our common stock upon the exercise of the warrants. 4,582,415 shares of our common stock issuable upon the exercise of warrants are included in this prospectus. Warrants to purchase 2,129,774 shares of common stock have an exercise price of $2.00 per share, warrants to purchase 1,454,545 shares of common stock have an exercise price of $2.0625 per share, and warrants to purchase 998,096 shares of common stock have an exercise price of $3.20 per share, subject in each case to anti-dilution adjustments. The warrants also contain a “cashless exercise” provision, whereby if the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable upon exercise of the warrant, then a warrant may also be exercised at such time by means of a “cashless exercise” by which a warrant holder may elect to exercise the warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our common stock equal to the difference between the daily volume weighted average price of the common stock and the exercise price of the part of the warrant divided by the number of shares of common stock for which the warrant is being exercised. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes, including the potential repayment of outstanding indebtedness. There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of the outstanding warrants are exercised for cash, assuming the current exercise prices, we would receive aggregate gross proceeds of approximately $10.5 million.

5

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

General

The following is a summary of the rights of our capital stock and certain provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 100,000,000 shares, with a par value of $0.001 per share, of which:

•	75,000,000 shares are designated as common stock; and

•	25,000,000 shares are designated as preferred stock.

At January 21, 2014, we had outstanding 12,867,350 shares of common stock, held of record by approximately 170 holders of record. In addition, as of January 21, 2014, we had outstanding 3,783,697 shares of convertible preferred stock, warrants to purchase a total of 4,582,415 shares of common stock and options to purchase a total of 3,696,318 shares of common stock. Of the outstanding options, 1,858,919 were vested and exercisable.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CRDS.”

Common Stock

Each share of common stock has one vote on each matter submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event we dissolve, holders of common stock are entitled to share ratably the net assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

5.0% Series F Convertible Preferred Stock and Warrants Issued in our March 2013 Private Placement

March 2013 Private Placement

On March 22, 2013, we entered into a securities purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock, par value $0.001 per share, to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013.

Each unit consists of one share of 5.0% Series F convertible preferred stock, par value $0.001 per share, referred to as the “convertible preferred stock,” and warrants to purchase shares of common stock equal to one-half of the number of shares of our convertible preferred stock purchased, at an exercise price of $2.00 per whole share. We used the net proceeds of the private placement for general working capital purposes.

On February 28, 2013, we issued promissory notes to two investors, referred to as the “noteholders,” for an aggregate principal amount of $550,000. Pursuant to the terms of the promissory notes, both noteholders had the right to convert the outstanding amounts under their promissory notes into units at a discount of 15% to the issue price of the units. Each noteholder exercised this right and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest.

6

The descriptions of the purchase agreement, the registration rights agreement, the Certificate of Designation for the convertible preferred stock, the warrants and the transactions contemplated therein in this prospectus are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits to the registration statement of which this prospectus is a part. These agreements and instruments are not intended to provide any other factual information about us. The transaction documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and securityholders should not rely on the representations and warranties as characterizations of the actual state of facts because they are made only as of the respective dates of such documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of such documents, and such subsequent information may not be fully reflected in our public disclosures.

Securities Purchase Agreement

Subject to the terms and conditions of the purchase agreement, at the closing each of the investors purchased, and we sold and issued, the units. Each of us and the investors made customary representations and warranties and the purchase agreement contains customary indemnification provisions.

5.0% Series F Convertible Preferred Stock

Pursuant to the purchase agreement, we issued an aggregate of 4,231,154 shares of our convertible preferred stock to the investors. The convertible preferred stock has the rights, qualifications, limitations and restrictions set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 28, 2013. The Certificate of Designation authorizes for issuance up to 4,500,000 shares of convertible preferred stock, with 3,750,000 shares designated as “Sub-Series F-1” and 750,000 shares designated as “Sub-Series F-2.”

As of the date hereof, 447,457 shares of convertible preferred stock have been converted into common stock at the option of the holders and 3,783,697 shares of convertible preferred stock remain outstanding.

Conversion Rights

Under the Certificate of Designation, each share of convertible preferred stock is initially convertible into one share of common stock plus the number of shares of common stock determined by dividing the amount (if any) of accrued but unpaid dividends on the convertible preferred stock by the conversion price, which is initially $2.0625 per share and subject to adjustment as described below. Each share of convertible preferred stock may be converted:

•	at the option of the holder at any time; or

•	at our option within one trading day after any such time that:

o	the common stock trades for a price that exceeds three times the conversion price,

o	there is an effective registration statement for the resale of all of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants or all of the shares issuable upon conversion or exercise may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and

o	the average daily trading volume of the common stock exceeds 100,000 shares for 20 consecutive trading days.

The right of holders of convertible preferred stock to convert the convertible preferred stock is subject to a 9.99% beneficial ownership limitation for holders of Sub-Series F-1 and a 4.99% beneficial ownership limitation for holders of Sub-Series F-2. These beneficial ownership limitations may be increased or decreased by a holder of Sub-Series F-1 to any percentage not in excess of 19.99% after providing notice of such increase or decrease to us.

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The conversion price of the convertible preferred stock, and therefore the number of shares of common stock into which each share of convertible preferred stock may be converted, is subject to adjustment as set forth below under “— Anti-Dilution Protection.”

Dividend Rights

Dividends on the convertible preferred stock accrue at an annual rate of 5.0% of the original issue price and are payable on a semi-annual basis.

Pursuant to the terms of the Certificate of Designation, the rate at which dividends accrue was increased to an annual rate of 12.0% from July 26, 2013 (120 days after the original issue date of the convertible preferred stock) until September 19, 2013 (the date on which the registration statement registering common stock underlying the convertible preferred stock became effective). At that time, the dividend rate reverted to an annual rate of 5.0%. We may elect to satisfy our obligation to pay semi-annual dividends in cash, by distribution of common stock or a combination thereof, in our discretion.

If we determine to pay any dividends in shares of common stock, the number of shares payable will be the quotient of the amount of the cash dividend per share of convertible preferred stock to be paid in shares of common stock divided by the average of the VWAPs for the thirty (30) consecutive trading days ending on the trading day that is immediately prior to the applicable dividend payment date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:

•	if the common stock is then listed or quoted on a trading market, the daily volume weighted average price of the common stock for that date;

•	if the common stock is not then listed or quoted for trading on a trading market and if prices for the common stock are then reported in the Pink Sheets or a similar organization or agency succeeding to its functions of reporting prices, the most recent bid price per share of the common stock so reported; or

•	in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the holders of a majority of the convertible preferred stock.

Voting Rights

Subject to the beneficial ownership limitations, holders of the convertible preferred stock will be entitled to vote together with the holders of common stock, and not as a separate class, on an as-converted basis, except as otherwise required by Delaware law and the Certificate of Designation and except for certain corporate actions for which holders of the convertible preferred stock will vote as a separate class.

For as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the Original Issue Date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

As of the date hereof, less than 90% of the aggregate number of shares of Sub-Series F-1 are outstanding, as the remainder have been voluntarily converted into common stock at the option of the holders. Therefore, the holders of Sub-Series F-1 shares are entitled to elect one director to our board of directors.

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Anti-Dilution Protection

The Certificate of Designation contains customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, prior to the earlier to occur of:

•	twelve months following the original issue date; and

•	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable conversion price, which is initially $2.0625 per share, then the conversion price of the convertible preferred stock will be reduced, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of common stock. Such a mechanism is commonly referred to as a “full ratchet” anti-dilution adjustment, and the full adjustment would be triggered without regard to the number of shares issued or deemed issued.

The following table illustrates the potential effect of the anti-dilution provisions in the event of subsequent issuances of common stock at 25%, 50%, 75% and 100% of the initial conversion price of $2.0625 per share. The following table assumes the conversion of all 3,783,697 outstanding shares of convertible preferred stock, excludes the effect of any dividends on the convertible preferred stock and assumes only one conversion price adjustment has been made.

Per-share Price of Additional Issuance as a Percentage of Initial Conversion Price	Number of Common Shares Issuable upon Conversion of the Convertible Preferred Stock	Percentage of our Post-Conversion Common Stock Owned by Existing Holders of Common Stock	Percentage of our Post-Conversion Common Stock Owned by Previous Holders of Preferred Stock
100%	3,783,697	77.3%	22.7%
75%	5,044,929	71.9%	28.1%
50%	7,567,394	63.0%	37.0%
25%	15,134,788	46.0%	54.0%

Although we would not expect an adjustment under such extreme circumstances, there is technically no lower limit on the anti-dilution adjustment, which may be triggered by the issuance of even one non-exempt share. Were such an extreme adjustment to occur, the shares issuable upon conversion of the convertible preferred stock would effectively eliminate the value of our currently outstanding common stock.

The full ratchet anti-dilution provisions were not in effect until stockholder approval was obtained. As such, prior to the receipt of shareholder approval the preferred stock and warrants were accounted for as if such provisions were not in place. The full ratchet provisions were approved by our stockholders at our 2013 annual meeting on June 21, 2013. As a result, the warrants were reclassified as a derivative liability and recorded at fair value for the quarters ended July 31, 2013 and October 31, 2013. As a result of the preferred stock becoming potentially convertible into more shares of common stock than currently authorized as a result of the potential operation of the full ratchet anti-dilution provision, the preferred stock has been reclassified outside of permanent stockholders’ equity. As a result of the contingently adjustable number of shares there may be additional beneficial conversion features. Upon the expiration of the full ratchet anti-dilution provisions on the one-year anniversary of the March 2013 private placement, we expect the preferred stock and warrants to be reclassified back to permanent stockholders’ equity.

We have previously announced our intention to hold an annual stockholders’ meeting on March 14, 2014, and intend to submit to our stockholders a proposal to amend the terms of the convertible preferred stock such that the “full-ratchet” anti-dilution provision would expire on March 14, 2014. Holders of a majority of our outstanding convertible preferred stock have executed non-binding indications of their intent to support this stockholder proposal.

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Ranking

The convertible preferred stock ranks senior to the common stock and each other class or series of our capital stock, whether common, preferred or otherwise, with respect to distributions of dividends and distributions upon our liquidation, dissolution or winding up.

Warrants

Exercisability

Pursuant to the purchase agreement, we issued to the investors warrants to purchase an aggregate of 2,115,578 shares of common stock. In addition to the warrants issued to the investors, we also issued warrants to purchase 167,176 shares of common stock to the designees of the placement agent as part of its fees. The warrants are exercisable now, and will expire on the fifth anniversary of the closing date of the private placement. The right of holders of warrants to exercise warrants for common stock will be subject to a beneficial ownership limitation of 9.99%, with respect to warrants issued to holders of Sub-Series F-1, and 4.99%, with respect to warrants issued to holders of Sub-Series F-2. The beneficial ownership limitations may be increased or decreased by a holder of warrants to any percentage not in excess of 19.99% after providing notice to us of such increase or decrease. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). In addition, prior to the earlier to occur of:

•	twelve months following the date of the warrants; and

•	the date on which we indicate a positive earnings per share in our public disclosures,

if we issue or are deemed to have issued additional shares of common stock without consideration or for a consideration per share less than the applicable exercise price of the warrants, which is initially $2.00 per share, then the exercise price of the warrants will be reduced on a “full ratchet” basis, concurrently with the new issue, to the consideration per share we received for the new issue or deemed issue of the additional shares of common stock.

Warrants Issued in Connection with Our July 2013 Fortress Transactions

Exercisability

In July 2013 we issued to an affiliate of Fortress Credit Co LLC warrants to purchase an aggregate of 1,454,545 shares of common stock. The warrants are exercisable now, and will expire on the seventh anniversary of the closing date of the Fortress Transaction. If the warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of, the warrant shares, then a warrant may also be exercised at such time by means of a “cashless exercise,” determined according to the terms of the warrant.

Anti-Dilution Protection

The warrants contain customary anti-dilution protection for proportional adjustments (e.g. stock splits). These warrants also previously contained a “full-ratchet” anti-dilution provision substantially similar to that contained in the warrants issued in connection with our March 2013 private placement described above. In January 2014, we and the warrantholder agreed to amend the warrant to remove this full-ratchet anti-dilution provision.

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Warrants Issued In Our October 2010 Private Placement

In connection with our October 2010 private placement, we issued warrants to purchase an aggregate of 1,074,212 shares of our common stock at an exercise price of $3.20 per share, subject to anti-dilution adjustments. The warrants contain a “cashless exercise” provision, by which a warrant holder may elect to exercise the warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our common stock equal in market value to the difference between the average of the five day closing bid price for the shares issuable upon exercise and the total cash exercise price of the part of the warrant being exercised. A cashless exercise is not available in the event there is a then effective registration statement on file for the resale of the shares of common stock underlying the warrant.

At the date hereof, 998,096 of these warrants remain outstanding.

Each outstanding warrant is exercisable into shares of common stock by the registered holder thereof, in whole or in part with respect to any portion of such warrant. Each warrant may be exercised on or before the first to occur of:

•	October 22, 2015, and

•	the closing of any capital reorganization, reclassification of our capital stock, consolidation or merger of our company with or into another corporation, other than a consolidation or merger in which we are the surviving entity, or any transfer of all or substantially all of our assets.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption granted to or imposed upon such preferred stock, including dividend rate, rights and terms of redemption, sinking fund terms, if any, conversion rights, voting rights, rights in the event of liquidation, dissolution or winding-up or any other relative rights, powers, preferences, qualifications, limitations or restrictions, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control.

Registration Rights

We entered into a registration rights agreement in October 2010 with the purchasers in our October 2010 private placement. Subject to the terms of this agreement, the purchasers, or their permitted transferees, were entitled to rights with respect to the registration of these securities under the Securities Act. We filed a registration statement on Form S-1 related these securities, and it was declared effective in August 2011. We agreed to keep the registration statement effective pursuant until the earlier of the date on which all of the registrable securities covered by the registration statement have been sold and the date on which the registrable securities may be immediately sold to the public by non-affiliates without registration or restriction.

On July 31, 2012, in connection with securities purchase agreement pursuant to which we issued and sold 582,524 shares of common stock to Iron Mountain Incorporated (“IMI”), we entered in a registration rights agreement with IMI. Pursuant to this agreement, we agreed to prepare and file a registration statement with the Securities and Exchange Commission at IMI’s request, no later than sixty days following such request, and to keep it continuously effective until the shares covered by the registration statement have been sold or become eligible for sale pursuant to Rule 144 without restriction on the volume of securities that may be sold in any single transaction, assuming for this purpose that the securityholders are not our affiliates. Additionally, under certain circumstances upon the request of the holders of registrable securities under the agreement, we agreed to include their securities in a securities registration that we undertake, and these shares are included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses incurred in complying with this registration rights agreement. The registration rights agreement also provides that no remedy may be sought by the holders of the registrable securities unless a registration statement covering the registrable securities has not been declared effective by the Securities and Exchange Commission prior to the one year anniversary date of the closing of the securities purchase agreement.

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We entered into a registration rights agreement with the investors in our March 2013 private placement. Under the registration rights agreement, we were required to prepare and file with the Securities and Exchange Commission a registration statement the Securities Act within 45 days after the closing date of the private placement, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. Because the registration statement was not declared effective prior to July 26, 2013 (120 days from the date of the closing of the March 2013 private placement), the rate at which dividends accrue on our convertible preferred stock was increased to an annual rate of 12.0% from that date until the registration statement’s effective date of September 19, 2013, at which time the dividend rate reverted to an annual rate of 5.0%. The registration statement must cover the resale from time to time of the shares of common stock issuable upon conversion of the convertible preferred stock and upon exercise of the warrants. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

We also entered into a registration rights agreement with Fortress in connection with the July 2013 Fortress Transactions. Under this registration rights agreement, we were required to prepare and file with the Securities and Exchange Commission a registration statement the Securities Act within 45 days after the closing date of the Fortress Transactions, or, if we are required to file updated financial statements with the Securities and Exchange Commission prior to filing a registration statement, within 20 days after the filing date of the updated financial statements with the Securities and Exchange Commission. The registration statement must cover the resale from time to time of the shares of common stock issuable upon exercise of the warrants issued to Fortress. We are required to keep the registration statement continuously effective until the earlier of the date on which all securities covered by the registration statement have been sold and the date on which all securities covered by the registration statement may be sold without restriction pursuant to Rule 144. We agreed to bear the expenses incurred in complying with the registration rights agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder’s approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, as discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our bylaws provide that special meetings of the stockholders may be called only by our board of directors. Our bylaws prohibit a stockholder from calling a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice of Nominations and Proposals

Our bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Vacancies Filled by Majority of Directors

Vacancies and newly created seats on our board of directors may be filled only by the vote of a majority of the remaining members of our board of directors. Only our board of directors may determine the number of directors on our board of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors.

No Cumulative Voting

The Delaware General Corporation Law, or “DGCL,” provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting.

Removal of Directors

Our certificate of incorporation provides that directors may be removed by stockholders only for cause.

Voting Terms of the Convertible Preferred Stock

The Certificate of Designation provides that for as long as at least 90% of the aggregate number of shares of Sub-Series F-1 issued on the original issue date are outstanding, the holders of such Sub-Series F-1, voting as single class, will be entitled to elect two directors. If less than 90%, but at least 20%, of the shares of Sub-Series F-1 are outstanding, these holders, voting as a single class, will be entitled to elect one director. The holders of Sub-Series F-2 will not be entitled to vote on the directors elected by the holders of Sub-Series F-1.

As of the date hereof, less than 90% of the aggregate number of shares of Sub-Series F-1 are outstanding, as the remainder have been voluntarily converted into common stock at the option of the holders. Therefore, the holders of Sub-Series F-1 shares are entitled to elect one director to our board of directors.

In addition, so long as at least 20% of the aggregate number of the shares of convertible preferred stock issued on the original issue date are outstanding, we will not, without the consent of the holders of at least a majority of the then outstanding shares of convertible preferred stock, voting as a separate class, take certain actions, including making certain changes to our certificate of incorporation and bylaws. The consent of the holders of at least 70% of the then outstanding shares of convertible preferred stock, voting as a separate class, is required for certain asset sales and certain incurrences of debt.

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Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. The provisions of Delaware law and our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

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SELLING SECURITYHOLDERS

On October 23, 2010, we sold 3,125,000 shares of our common stock and issued warrants to purchase an additional 781,250 shares of common stock to a group of institutional investors for gross proceeds to us of $10.0 million. The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital Group LLC acted as sole placement agent for the private placement and received $750,000 and warrants to purchase 292,969 shares of our common stock as placement agent fees. In addition, we entered into a registration rights agreement with the investors in the October 2010 private placement with respect to the securities purchased in the private placement.

On July 31, 2012, in connection with securities purchase agreement pursuant to which we issued and sold 582,524 shares of common stock to Iron Mountain Incorporated (“IMI”). In addition, we entered in a registration rights agreement with IMI with respect to the securities purchased in the private placement. Pursuant to a settlement and mutual release agreement that we entered into with IMI in December 2013, IMI agreed not to dispose of these securities prior to December 20, 2015.

On March 22, 2013, we entered into a purchase agreement with certain accredited investors for the issuance and sale in a private placement of 4,231,154 units at a purchase price of $2.0625 per unit for net proceeds of approximately $7.9 million after placement fees. We also issued warrants to purchase 167,176 shares of our common stock to the designees of the placement agent as part of its fees. The closing of the private placement occurred on March 28, 2013. In addition, we entered into a registration rights agreement with the investors in the March 2013 private placement with respect to the securities purchased in the private placement.

Each unit consists of one share of 5.0% Series F convertible preferred stock and warrants to purchase shares of common stock equal to one-half of the number of shares of convertible preferred stock purchased, at an exercise price of $2.00 per whole share, subject to adjustment. In addition the holders of our promissory notes from our March 12, 2013 private placement converted their promissory notes into units at a discount of 15% to the issue price of the units. Each noteholder exercised this right and received 188,235 units, for the noteholder converting $330,000 of promissory notes and interest, and 156,863 units, for the noteholder converting $275,000 of promissory notes and interest.

On July 22, 2013, we issued warrants to purchase 1,454,545 shares of common stock to an affiliate of Fortress Credit Co LLC, with an exercise price of $2.0625 per share, subject to adjustment.

Each offering was conducted pursuant to Rule 506 under the Securities Act of 1933, and the purchasers of securities in the private placement represented their intention to acquire the securities for investment.

Pursuant to registration rights agreements with the purchasers in the 2010 private placement, IMI, the purchasers in the March 2013 private placement and with Fortress, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all of the applicable securities under the respective registration rights agreements to Rule 415 of the Securities Act of 1933. Accordingly, we filed a registration statement of which this prospectus forms a part with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreements to use our best efforts to keep the registration statement effective until the shares of our common stock they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act of 1933, subject to certain restrictions.

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act of 1933. Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the selling securityholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling securityholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. See “Plan of Distribution.”

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The table below presents information as of the date of this filing regarding the selling securityholders and the securities that the selling securityholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling securityholders:

•	the number of shares of our common stock that the selling securityholders beneficially owned prior to the offering for resale of any of the securities being registered by the registration statement of which this prospectus is a part;

•	the number of securities that may be offered for resale for the selling securityholders’ account under this prospectus; and

•	the number and percent of shares of our common stock to be beneficially owned by the selling securityholders after the offering of the resale securities, assuming all of the resale securities are sold by the selling securityholders and that the selling securityholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling securityholders. Although we have assumed for purposes of the table below that the selling securityholders will sell all of the securities offered by this prospectus, because the selling securityholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling securityholders or that will be held by the selling securityholders after completion of the resales. In addition, the selling securityholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act of 1933 since the date the selling securityholders provided the information regarding their securities holdings. Information covering the selling securityholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 12,867,350 shares of our common stock issued and outstanding on January 21, 2014. The number of shares beneficially owned by the selling securityholders is determined under rules promulgated by the Securities and Exchange Commission.

	Common Stock Outstanding or Issuable upon Conversion of Convertible Preferred	Common Stock Issuable upon Exercise of 2013	2011 Warrants Offered and Common Stock Issuable upon Exercise	Maximum Number of Shares of Common Stock That May Be	Common Stock Owned Prior to Completion of the Offering		Common Stock Owned After Completion of the Offering
Name(a)	Stock	Warrants	thereof	Sold(3)	Number	Percent	Number	Percent
Aaron A. Grunfeld	—	—	625	625	625	*	—	—
Aaron A. Grunfeld TTEE The Law Offices of Aaron Grunfeld & Associates Retirement Fund	—	—	1,250	1,250	1,250	*	—	—
ACT Capital Partners, LP(1)	197,867	94,118	22,500	314,485	583,235	4.5%	268,750	2.1%
Amir L. Ecker(2)(42)	189,422	96,195	17,187	302,804	486,186	3.7%	183,382	1.4%
Bruce M. Evans and Kathryn M. Evans TBE	50,675	25,000	—	75,675	75,675	*	—	—
Carmen and Virgil Balint	25,783	12,250	—	38,033	46,536	*	8,503	*
Carolyn Wittenbraker	26,308	12,500	—	38,808	46,308	*	7,500	*
Cary Hurwitz(42)	—	—	1,875	1,875	1,875	*	—	—
Castle Union Partners, LP(3)	263,088	125,000	—	388,088	477,388	3.7%	89,300	*
Catalysis Offshore, Ltd.(4)	—	—	4,218	4,218	4,218	*	—	—
Catalysis Partners, LLC (5)	—	—	11,406	11,406	11,406	*	—	—
Charles H. Miller	37,884	18,000	—	55,884	65,884	*	10,000	*
Compass Global Fund, LTD(6)	—	—	234,375	234,375	941,875	7.2%	707,500	5.5%
Daniel Dranginis	12,839	6,100	—	18,939	20,939	*	2,000	*
Daniel Greenberg	2,632	1,250	—	3,882	3,882	*	—	—
David A. Houghton	12,629	6,000	—	18,629	18,629	*	—	—
David Cerf(7)	3,831	1,820	—	5,651	626,158	4.9%	620,507	4.8%
Del Rey Management LP(8)	—	—	15,625	15,625	15,625	*	—	—
Delaware Charter G&T Cust FBO Amir L. Ecker IRA(9)	210,470	100,000	—	310,470	503,220	3.9%	192,750	1.5%
Delaware Charter G&T Cust FBO Maria T. Ecker IRA(10)	21,047	10,000	—	31,047	43,547	*	12,500	*
Delaware Charter Guarantee & Trust Company TTEE FBO Thomas B. Akin IRA(11)	—	—	44,921	44,921	293,963	2.3%	249,042	1.9%
Dennis L. Adams	26,308	12,500	—	38,808	38,808	*	—	—
Diker Micro Cap Fund LP(12)	255,115	121,212	—	376,327	376,327	2.9%	—	—
Diker Value-Tech Fund LP(12)	189,915	90,157	—	280,072	376,514	2.9%	96,442	*
Diker Value-Tech QP Fund LP(12)	320,315	152,266	—	472,581	637,495	4.9%	164,914	1.3%
Donald Montenegro	—	—	1,000	1,000	1,000	*	—	—
EDJ Limited (13)	18,942	9,000	—	27,942	27,942	*	—	—
Emerging Growth Equities Ltd. PSP dtd 9/1/99 FBO Gregory J. Berlacher 401k(14)	7,629	3,625	—	11,254	11,254	*	—	—
Fortress Investment Group LLC(15)	—	1,454,545	—	1,454,545	1,454,545	10.2%	—	—
Gary L. Knutsen	25,257	12,000	—	37,257	37,257	*	—	—
Gary Schuman(42)	—	—	4,218	4,218	13,593	*	9,375	*
George Brandon(42)	—	—	53,742	53,742	53,742	*	—	—
Iron Mountain Incorporated(16)	582,524	—	—	582,524	582,524	4.5%	—	—
James E. Besser (17)	237,412	—	—	237,412	344,912	2.7%	107,500	*
James P. Tierney	—	—	1,250	1,250	1,250	*	—	—
James S. Allsopp(18)	—	1,155	—	1,155	1,155	*	—	—
Jay D. Seid and Melvin Seid JTWROS (19)	12,629	6,000	—	18,629	18,629	*	—	—
JEB Partners, L.P. (17)	220,144	—	—	220,144	1,031,092	8.0%	810,948	6.3%
Jennifer Crane (20)	1,537	730	—	2,267	150,155	1.2%	147,888	1.1%
John G. Lauroesch	33,676	16,000	—	49,676	60,726	*	11,050	*
John M. Tilney	78,926	37,500	—	116,426	116,426	*	—	—
Joseph D. Bound	26,308	12,500	—	38,808	38,808	*	—	—
Laurence D. Keller	10,525	5,000	—	15,525	15,525	*	—	—
Maria T. Ecker	63,141	30,000	—	93,141	118,141	*	25,000	*
Mark Hood(21)	5,652	—	—	5,652	121,115	*	115,463	*
Mark Stubits	105,235	50,000	—	155,235	155,235	1.2%	—	—
MDB Capital Group, LLC(22)	—	—	146,484	146,484	146,484	1.1%	—	—
Michael J. Missal	51,040	24,250	—	75,290	78,290	*	3,000	*
Michael R. Jones (23)	509,337	242,000	—	751,337	851,272	6.5%	99,935	*
Nancy Everett & Michael Nannes	21,573	10,250	—	31,823	36,823	*	5,000	*
NFS/FMTC IRA FBO Amir L. Ecker(24)(42)	—	—	9,375	9,375	46,875	*	37,500	*
Nicholas A. Foley	—	—	23,437	23,437	23,437	*	—	—
Option Opportunities Corp.(25)	—	—	78,125	78,125	78,125	*	—	—
Pergament Multi-Strategy Opportunities, LP(26)	210,470	100,000	—	310,470	310,470	2.4%	—	—
Peter Faulhaber (27)	10,525	5,000	—	15,525	18,025	*	2,500	*
Peter G and Susan H Stanley JTWROS(28)	76,295	36,250	—	112,545	112,545	*	—	—
Philadelphia Brokerage Corporation (29)	—	3,010	—	3,010	3,010	*	—	—
Phyllis D. Kalista (30)	13,155	6,250	—	19,405	19,405	*	—	—
Porter Partners, LP (31)	107,340	51,000	—	158,340	158,340	1.2%	—	—
Revelation Capital Management Ltd.(32)	—	—	164,062	164,062	711,124	5.5%	547,062	4.3%
Robert Clifford(42)	—	—	19,625	19,625	19,625	*	—	—
Robert Sims(33)	3,831	1,820	—	5,651	604,411	4.7%	598,760	4.7%
Rodrigo Pallais	—	—	1,000	1,000	1,000	*	—	—
Serenity Now LLC (34)	—	—	78,125	78,125	78,125	*	—	—
Southwest Securities Inc. FBO Elliott Brackett SEP IRA (35)	15,259	7,250	—	22,509	96,337	*	73,828	*
Stephen Saxon	51,040	24,250	—	75,290	76,290	*	1,000	*
Stephen Walker TTEE, Stephen Walker Family Trust V/A 8-22-99(36)	—	—	3,125	3,125	15,625	*	12,500	*
Talkot Fund, L.P.(37)	—	—	44,922	44,922	405,913	3.1%	360,991	2.8%
The Ecker Family Partnership(38)	63,141	30,000	—	93,141	130,641	1.0%	37,500	*
Thomas A. McCall and Karen A. McCall JT Tenants in Common(39)	—	—	7,812	7,812	7,812	*	—	—
Thomas L. Wallace	—	—	7,812	7,812	39,062	*	31,250	*
VFT Special Ventures, Ltd.(40)	—	156,816	—	156,816	156,816	1.2%	—	—
Wolverine Flagship Fund Trading Limited(41)	727,500	363,750	—	1,091,250	1,091,250	8.2%	—	—
Total	5,136,171	3,584,319	998,096	9,718,586

16

(1)	Common Stock Owned Prior to Completion of the Offering includes 22,500 shares of common stock issuable upon the exercise of warrants. Amir L. Ecker and Carol G. Frankenfield are General Partners of the selling securityholder and share voting and dispositive power over the securities held by the selling securityholder.

(2)	Common Stock Owned Prior to Completion of the Offering includes common stock issuable upon exercise of 6,195 warrants. Mr. Ecker is an employee of Philadelphia Brokerage Corporation, which participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.

(3)	Toan Tran is the Managing Partner of the selling securityholder and exercises voting and dispositive power over these securities.

(4)	John Francis is the Investment Manager Catalysis Offshore, Ltd. and has voting and dispositive power over the securities held by Catalysis Offshore, Ltd.

(5)	John Francis is the Manager of Francis Capital Management, LLC, the Managing Member of Catalysis Partners, LLC and has voting and dispositive power over the securities held by Catalysis Partners, LLC.

(6)	According to Schedule 13G filed November 17, 2011 and Form 4 filed September 10, 2012, Common Stock Owned Prior to Completion of the Offering consists of (i) 707,500 shares (the “Fund Shares”) of common stock held by Compass Global Fund, LTD (“Fund”), (ii) warrants to purchase 234,375 shares (together with the Fund Shares, the “Fund Securities”) of common stock held by Fund, (iii) 31,250 shares of common stock held by Thomas L. Wallace, and (iv) warrants to purchase 7,812 shares of common stock held by Mr. Wallace. Fund is a share class of Compass Global Management, LTD. Mr. Wallace, as a Director and Manager of Compass, shares voting and dispositive power over the shares held by Fund. Mr. Wallace disclaims beneficial ownership of the Fund Securities (except to the extent of any pecuniary interest therein). The address for Compass, Fund and Mr. Wallace is 795 Ridge Lake Blvd., Ste. 106, Memphis, Tennessee 38120.

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(7)	Mr. Cerf is our Executive Vice President of Business and Corporate Development. Common Stock Owned Prior to Completion of the Offering includes 277,087 shares of common stock issuable upon exercise of options.

(8)	Gregory A. Bied is the Managing Partner of Del Rey Management LP and has voting and dispositive power over the securities held by Del Rey Management LP.

(9)	Amir L. Ecker exercises voting and dispositive power over these securities.

(10)	Maria T. Ecker exercises voting and dispositive power over these securities.

(11)	Thomas B. Akin has voting and dispositive power over the securities held by Delaware Charter Guarantee & Trust Company TTEE FBO Thomas B. Akin IRA.

(12)	Mark Diker is the Chairman and Charles M. Diker is the CEO of Diker Management. These two individuals may be deemed to share voting and dispositive power over these shares, and disclaim beneficial ownership except to the extent of their pecuniary interest therein.

(13)	Jeffrey H. Porter is the Investment Advisor for the selling securityholder and exercises voting and dispositive power over these securities.

(14)	Gregory J. Berlacher is the President and CEO of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Mr. Berlacher is the beneficial owner of these shares and exercises voting and dispositive power over these securities.

(15)	Consists of 1,454,545 shares subject to warrants held by CF DB EZ LLC. Drawbridge Special Opportunities Fund LP owns 95% of CF DB EZ LLC. Drawbridge Special Opportunities GP LLC is the general partner of Drawbridge Special Opportunities Fund LP. Fortress Principal Investment Holdings IV LLC ("FPIH IV") is the sole managing member of Drawbridge Special Opportunities GP LLC. Drawbridge Special Opportunities Advisors LLC ("DSOA") is the investment advisor of Drawbridge Special Opportunities Fund LP. FIG LLC is the sole managing member of DSOA, and Fortress Operating Entity I LP ("FOE I") is the sole managing member of FIG LLC and FPIH IV. FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly-owned by Fortress Investment Group LLC. Peter L. Briger, Jr. and Constantine M. Dakolias are co-Chief Investment Officers of Fortress Investment Group LLC's Credit business, which includes CF DB EZ LLC, and have the power to vote and dispose of these shares. Each of these companies is an affiliate of a broker-dealer (but are not themselves broker-dealers). CF DB EZ LLC purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. We are party to a credit agreement and other agreements with the selling securityholder.

(16)	The Chief Financial Officer and the Treasurer of the selling securityholder, currently Brian P. McKeon and John P. Lawrence, respectively, have the power to vote and dispose these shares. Until December 2013, we were party to a professional services agreement with an affiliate of the selling securityholder pursuant to which we performed the professional services described in a statement of work. Pursuant to a settlement and mutual release agreement with us, the selling securityholder has agreed not to dispose of these securities prior to December 20, 2015.

(17)	Common Stock Owned Prior to Completion of the Offering includes 452,366 shares beneficially owned by Manchester Explorer, L.P. James Besser is the Managing Member of Manchester Management Co., Manchester Explorer, L.P. and JEB Partners, L.P. and exercises voting and dispositive power over these securities.

(18)	Mr. Allsopp is an employee of Philadelphia Brokerage Corporation, which participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.

(19)	Jay D. Seid is the Managing Director of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement.

(20)	Ms. Crane is our Chief Financial Officer. Common Stock Owned Prior to Completion of the Offering includes 101,684 shares of common stock issuable upon exercise of options.

(21)	Mr. Hood is our Executive Vice President, Corporate Development. Common Stock Owned Prior to Completion of the Offering includes 90,000 shares of common stock issuable upon exercise of options.

(22)	MDB Capital Group, LLC was the placement agent in our October 2010 private placement. Christopher Marlett is the CEO of MDB Capital Group, LLC and has voting and dispositive power over the securities held by MDB Capital Group, LLC. MDB Capital Group, LLC is a broker-dealer.

(23)	Mr. Jones is Vice President of Corporate Development of ViON Corporation, with whom we have a commercial relationship.

(24)	Amir L. Ecker has voting and dispositive power over the securities held by NFS/FMTC IRA FBO Amir L. Ecker.

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(25)	David Dury is the President and Daniel Warsh and Jonathan Blomberg are authorized representatives of Option Opportunities Corp. and share voting and dispositive power over the securities held by such securityholder.

(26)	Steven T. Brown is the Portfolio Manager for Pergament Multi-Strategy Opportunities, LP and exercises voting and dispositive power over these securities.

(27)	Common Stock Owned Prior to Completion of the Offering consists of 2,500 shares of common stock issuable upon the exercise of options. Mr. Faulhaber is President of Fujifilm Recording Media U.S.A., Inc., with whom we have a commercial relationship.

(28)	The selling securityholder is a limited partner of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Gregory Berlacher has the power to vote or dispose of these shares pursuant to a power of attorney.

(29)	Sean McDermott, Kevin Hamilton and Robert Fisk are the co-owners of the selling securityholder with voting and investment power over the securities. The selling securityholder participated in the March 2013 private placement as a selected dealer pursuant to an agreement with the placement agent.

(30)	The selling securityholder is an employee of the placement agent for the March 2013 private placement.

(31)	Jeffrey H. Porter is the General Partner of the selling securityholder and exercises voting and dispositive power over these securities.

(32)	According to Schedule 13G/A filed April 23, 2013, consists of 547,062 shares of our common stock and 164,062 shares of our common stock issuable upon the exercise of warrants. Revelation Special Situations Fund Ltd (the “Fund”) and the Fund’s investment manager, Revelation Capital Management Ltd (“Revelation”), share voting and dispositive power over the shares held directly by the Fund. Chris Kuchanny, as a principal of Revelation, shares voting and dispositive power over the shares reported by it. Each of Revelation and Mr. Kuchanny disclaims beneficial ownership of these securities (except to the extent of any pecuniary interest therein). The address for each of the Fund, Revelation and Mr. Kuchanny is Canon’s Court, 22 Victoria Street, Hamilton HM 11, Bermuda.

(33)	Mr. Sims was our President and Chief Executive Officer and a director until May 2013. Common Stock Owned Prior to Completion of the Offering includes 415,368 shares of common stock issuable upon exercise of options.

(34)	Daniel Warsh and Jonathan Blomberg are authorized representatives of Serenity Now LLC and share voting and dispositive power over the securities held by such securityholder.

(35)	Mr. Brackett was a member of our Board of Directors until his resignation in May 2012. Common Stock Owned Prior to Completion of the Offering includes 57,965 shares of common stock issuable upon exercise of options.

(36)	Stephen Walker is the Trustee of Stephen Walker TTEE, Stephen Walker Family Trust V/A 8-22-99 and has voting and dispositive power over the securities held by Stephen Walker TTEE, Stephen Walker Family Trust V/A 8-22-99.

(37)	According to Schedule 13G/A filed February 14, 2012, Common Stock Owned Prior to Completion of the Offering includes 405,913 shares of our common stock. Mr. Akin is the Managing General Partner of Talkot Fund, L.P. The address for each of Mr. Akin and Talkot Fund, L.P. is 2400 Bridgeway, Suite 300, Sausalito, California 94965.

(38)	Amir L. Ecker and Maria T. Ecker are General Partners of the selling securityholder and share voting and dispositive power over these securities.

(39)	Thomas A. McCall and Karen A. McCall have shared voting and dispositive power over the securities held by Thomas A. McCall and Karen A. McCall JT Tenants in Common.

(40)	The selling securityholder is an affiliate of Emerging Growth Equities, Ltd., the placement agent for the March 2013 private placement. Mr. Gregory Berlacher exercises voting and dispositive power over these securities.

(41)	Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings, and therefore may be deemed to share voting and dispositive power over these securities. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the Fund.

(42)	This selling securityholder is an affiliate of a broker-dealer. The purchasers in our October 2010 private placement and March 2013 private placement that are broker-dealers purchased the securities in the ordinary course of business and represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

19

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock, interests in shares of common stock or warrants received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of such securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of securities or interests therein:

•	on any national securities exchange or quotation service on which our common stock may be listed at the time of sale, in the case of sales of our common stock;

•	in transactions other than on such exchanges;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of such shares or such interests, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock, as the case may be, in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge such stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

20

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of such stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of securities by selling securityholders.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

21

LEGAL MATTERS

The validity of the 2010 Warrants and common stock underlying the 2010 Warrants has been passed upon for us by Hunton & Williams LLP, Dallas, Texas.

The validity of 9,197,374 shares of common stock offered by the selling securityholders under this prospectus has been passed upon for us by Andrews Kurth LLP, Austin, Texas.

EXPERTS

PMB Helin Donovan, LLP, an independent registered public accounting firm, has audited our consolidated financial statements at October 31, 2013 and 2012, and for each of the two years in the period ended October 31, 2013, incorporated in this registration statement by reference our Form 10-K for the year ended October 31, 2013. Our consolidated financial statements are incorporated by reference herein in reliance on the report of PMB Helin Donovan, LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC's internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents that contain such information. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, filed with the SEC on January 23, 2014;

•	our Definitive Proxy Statement filed with the SEC on February 14, 2014;

•	our Current Reports on Form 8-K filed with the SEC on December 20, 2013, January 15, 2014, January 24, 2014 and February 18, 2014 (excluding any information furnished and not filed with the SEC); and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on August 24, 2011, as updated or amended in any amendment or report filed for such purpose.

We also incorporate all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise in each case, (excluding any information furnished and not filed with the SEC). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

22

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Crossroads Systems, Inc., 11000 North Mo-Pac Expressway, Austin, TX 78759, phone number (512) 349-0300.

Information contained on our website, http://www.crossroads.com, is not a prospectus and does not constitute part of this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$3,986	(1)
Legal Fees and Expenses	217,500
Accounting Fees and Expenses	50,000
Miscellaneous	50,000
TOTAL	$321,486

(1) Previously paid.

ITEM 15. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL; provided, however, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law; or

•	the proceeding was authorized by the board of directors.

Our bylaws provide that, to the fullest extent not prohibited by law, we shall pay, in advance of the final disposition of any proceeding, all expenses (including attorneys’ fees) by any director or officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article VIII of our bylaws or otherwise.

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Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article VIII of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

Pursuant to indemnification agreements with our directors, we have agreed to hold harmless and indemnify the indemnitees to the fullest extent authorized or permitted by the provisions of the DGCL and, among other things, to the fullest extent as may be provided under the non-exclusivity provisions of Article VIII of our Bylaws and the DGCL, subject to certain limitations.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

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ITEM 16. Exhibits.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Not Applicable.

ITEM 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 28, 2014.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date

/s/ Richard K. Coleman, Jr.	Director, President and Chief Executive Officer	February 28, 2014
Richard K. Coleman, Jr.	(Principal Executive Officer)

/s/ Jennifer Crane	Chief Financial Officer (Principal Financial and	February 28, 2014
Jennifer Crane	Accounting Officer)

*	Director, Chairman of the Board	February 28, 2014
Jeffrey E. Eberwein

*	Director	February 28, 2014
Don Pearce

*	Director	February 28, 2014
Robert G. Pearse

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr.
Attorney-in-Fact

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EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1	3/11/11
3.1.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Crossroads Systems, Inc.	S-1	333-172792	3.1.1	8/30/11
3.1.2	Certificate of Designation of 5.0% Series F Convertible Preferred Stock	8-K/A	001-15331	3.1	4/2/13
3.2	Amended and Restated Bylaws of Crossroads Systems, Inc.	8-K	001-15331	3.1	11/7/13
4.1	Form of Warrant by Crossroads Systems, Inc. in favor of the purchasers in the October 2010 private placement	S-1	333-172792	3.1	3/11/11
4.2	Form of Warrant by Crossroads Systems, Inc. in favor of the purchases in the March 2013 private placement	8-K	001-15331	4.1	3/25/13
4.3	Common Stock Purchase Warrant, dated July 22, 2013, by Crossroads Systems, Inc. in favor of CF DB EZ LLC	8-K	001-15331	4.1	7/24/13
4.4	Amendment to Common Stock Purchase Warrant dated January 23, 2014 to Warrant issued to CF DB EZ LLC	8-K	001-15331	4.1	1/24/13
5.1	Opinion of Andrews Kurth LLP	S-1/A	333-188549	5.1	7/26/13
5.2	Opinion of Hunton & Williams LLP	S-1/A	333-172792	5.1	8/29/11
23.1	Consent of PMB Helin Donovan, LLP					X
23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1)	S-1/A	333-188549	5.1	7/26/13
23.3	Consent of Hunton & Williams LLP (included in Exhibit 5.2)	S-1/A	333-172792	5.1	8/29/11
101.INS	XBRL Instance Document	10-K	001-15331	101.INS	1/23/14
101.SCH	XBRL Taxonomy Schema Linkbase Document	10-K	001-15331	101.SCH	1/23/14
101.CAL	XBRL Taxonomy Calculation Linkbase Document	10-K	001-15331	101.CAL	1/23/14
101.DEF	XBRL Taxonomy Definition Linkbase Document	10-K	001-15331	101.DEF	1/23/14
101.LAB	XBRL Taxonomy Labels Linkbase Document	10-K	001-15331	101.LAB	1/23/14
101.PRE	XBRL Taxonomy Presentation Linkbase Document	10-K	001-15331	101.PRE	1/23/14

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